Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS HEREOF AND THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: (1) REPRESENTS THAT IT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF REGULATION D AS PROMULGATED UNDER THE SECURITIES ACT, AND (2) AGREES FOR THE BENEFIT OF TELIGENT, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS WARRANT OR ANY OF THE SHARES, IF ANY, ISSUABLE UPON EXERCISE OF THIS WARRANT OR ANY BENEFICIAL INTEREST HEREIN OR THEREIN EXCEPT: (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR (C) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

TELIGENT, INC.

WARRANT

[●] Shares of Common Stock

Warrant No.: 2020-[●]	July 20, 2020

This WARRANT (this “Warrant”) of TELIGENT, INC., a Delaware corporation (the “Company”), is being executed and delivered in connection with that certain Second Lien Credit Agreement, dated as of December 13, 2018 (as the same may be amended, restated, supplemented and/or modified from time to time, the “Credit Agreement”), by and among the Company, [●], a [●] (the “Holder”), and the other parties thereto, and is for the purchase of shares of the Common Stock, par value $0.01 per share (the “Common Stock”), of the Company. Any capitalized terms used herein without definition shall have the meanings specified in Section 1 below.

FOR VALUE RECEIVED, the Company hereby grants to the Holder the right to purchase from the Company up to an aggregate of [●] shares of the Common Stock (such Common Stock underlying this Warrant, subject to any such adjustment, or series of adjustments, provided herein, the “Warrant Shares”), at a per share purchase price equal to $0.01 (the “Exercise Price”), subject to the terms and conditions set forth below in this Warrant.

1.             Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Adjustment” has the meaning set forth in Section 4.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Cash Payment Amount” has the meaning set forth in Section 3(b).

“Common Stock” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the preamble.

“Company Cash Payment Option” has the meaning set forth in Section 3(b).

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Credit Agreement” has the meaning set forth in the preamble.

“Deemed Liquidation Event” means, directly or indirectly, in one or more related transactions, (a) a liquidation or dissolution of the Company in accordance with the terms and subject to the conditions set forth in the Certificate of Incorporation, (b) any merger, consolidation, recapitalization, reorganization or sale of the Company, or sale, transfer or issuance of voting securities of the Company or any other transaction or series of related transactions, in each case, in which the holders of voting securities of the Company owning a majority of the voting power of the Company immediately prior to such transaction do not own and control a majority of the voting power represented by the outstanding equity of the surviving entity after the closing of such transaction or (c) any sale, transfer or disposition of all or substantially all of the assets of the Company to another Person in one or more transactions.

“Ex-dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market; provided, that if the Common Stock does not trade on an exchange or market, the “Ex-Dividend date” shall mean the record date for such issuance, dividend or distribution.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York City time, on a Business Day, including, without limitation, the receipt by the Company of the Notice of Exercise, the Warrant and the Aggregate Exercise Price.

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” has the meaning set forth in the preamble.

“Fair Market Value” means the closing price of the Common Stock as reported by NASDAQ or such other national securities exchange or automated quotation service on which the Common Stock may be listed or quoted, on the trading date immediately prior to the Exercise Date (unless the context expressly requires the use of some other trading date). If the Common Stock is not then listed on a national stock exchange or quoted on a tier of the OTC Markets Group or such other quotation system or association, the Fair Market Value of one share of Common Stock as of the date of determination, shall be as determined in good faith by the Board and the Holder. If the Common Stock is not then listed on a national securities exchange, a tier of the OTC Markets Group or such other quotation system or association, the Board shall respond promptly, in writing, to an inquiry by the Holder prior to the exercise hereunder as to the Fair Market Value of one share of Common Stock as determined by the Board. In the event that the Board and the Holder are unable to agree upon the Fair Market Value, the Fair Market Value shall be determined by an independent, reputable appraiser experienced in such matters selected by the Company. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne equally by the Company and the Holder. Such adjustment shall be made successively whenever such a payment date is fixed. For the avoidance of doubt, the fact that an independent appraiser is engaged as a result of the inability of the Board and the Holder to agree on the Fair Market Value shall is no way obligate the Holder to exercise this Warrant in connection with such determination of the Fair Market Value.

“Holder” has the meaning set forth in the preamble.

“Notice of Exercise” has the meaning set forth in Section 3(a)(i).

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Issue Date” means July , 2020.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, association, incorporated organization or government or department or agency thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Share Number” means, at any time, the aggregate number of Warrant Shares for which this Warrant is exercisable at such time, as such number may be adjusted from time to time pursuant to the terms hereof. The Warrant Share Number shall initially be [●].

“Warrant Shares” has the meaning set forth in the preamble.

2.             Term of Warrant. Subject to the terms and conditions hereof, the Holder of this Warrant may exercise this Warrant at any time and from time to time until the fifth (5th) anniversary of the Original Issue Date (the “Exercise Period”). To the extent this Warrant has not been exercised during the Exercise Period it shall at the end of such period terminate and be of no further force or effect.

3.             Exercise of Warrant.

a.             Exercise Procedure. Subject to Section 3(b), this Warrant may be exercised for any or all unexercised Warrant Shares upon:

i.             surrender of this Warrant to the Company at its then principal executive offices, together with a notice of exercise (each a “Notice of Exercise”) substantially in the form attached hereto as Exhibit A, duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and

ii.             payment to the Company of the Aggregate Exercise Price in accordance with Section 3(c).

b.            Company Cash Payment Option. Notwithstanding any provision in this Warrant to the contrary, in lieu of delivering Warrant Shares to the Holder upon any exercise of this Warrant, the Company shall have the option (the “Company Cash Payment Option”), exercisable in its sole discretion, to pay the Holder an amount (such amount, the “Cash Payment Amount”) in cash equal to (i) the aggregate Fair Market Value of the Common Stock for the Warrant Shares then being exercised, minus (ii) the Aggregate Exercise Price for such Warrant Shares. In the event that the Company desires to elect the Company Cash Payment Option, the Company shall notify the Holder of such election in writing within three (3) Business Days following the Company’s receipt of the Notice of Exercise, and shall pay the Cash Payment Amount by wire transfer to an account designated in writing by the Holder as soon as practicable (and in no event longer than three (3) Business Days) following the Company’s receipt of such account designation.

c.             Payment of the Aggregate Exercise Price. If the Company does not exercise the Company Cash Payment Option, payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Notice of Exercise, by the following methods:

i.             by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price; or

ii.            by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price.

In the event of any withholding of Warrant Shares pursuant to clause (ii) above where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of Warrant Shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall promptly make a cash payment to the Holder based on the incremental fraction of a Warrant Share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a Warrant Share being so withheld or surrendered multiplied by (y) the Fair Market Value of one Warrant Share as of the Exercise Date.

d.            Delivery of Stock Certificates and/or Book-Entry Shares. Upon receipt by the Company of a Notice of Exercise, surrender of this Warrant and payment of the Aggregate Exercise Price (in accordance with Section 3(a) and Section 3(c) hereof), and provided the Company has not exercised the Company Cash Payment Option, the Company shall, as promptly as practicable, and in any event within three (3) Business Days thereafter, at the Company’s option, either (i) execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise or (ii) cause to be issued to such Holder by entry on the books of the Company (or the Company’s transfer agent, if any) the Warrant Shares issuable upon such exercise, in each case, together with cash in lieu of any fraction of a share, as provided in Section 3(c). The stock certificate or certificates or book-entry interests of Warrant Shares so delivered or issued, as the case may be, shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Notice of Exercise and shall be registered in the name of the Holder or, subject to compliance with Section 5 below, such other Person’s name as shall be designated in the Notice of Exercise. The Company will procure, at its sole expense, the listing of the Warrant Shares issuable upon exercise of this Warrant, subject to issuance or notice of issuance, on all principal stock exchanges on which the Common Stock is then listed or traded. This Warrant shall be deemed to have been exercised and such certificate or certificates or book-entry interests of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the close of business on the Exercise Date.

e.            Delivery of New Warrant. Unless this Warrant shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates or book-entry interests representing the Warrant Shares being issued in accordance with Section 3(d) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

f.             Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. With respect to the exercise of this Warrant, the Company hereby represents, warrants, covenants and agrees as follows:

i.             This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

ii.            All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance thereof, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all liens (other than those as a result of any action by the Holder or such other Person to whom such Warrant Shares are issued, or as exist under applicable securities laws).

iii.           The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the reasonable satisfaction of the Company that such tax has been paid.

g.            Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or treasury shares constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant. The par value per Warrant Share shall at all times be less than or equal to the Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

4.               Adjustments. In order to prevent dilution of the purchase rights granted under this Warrant, the Warrant Share Number issuable upon exercise of this Warrant shall be subject to adjustment (an “Adjustment”) from time to time as provided in this Section 4 (in each case, after taking into consideration any prior Adjustments pursuant to this Section 4); provided, that if more than one subsection of this Section 4 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 4 so as to result in duplication.

a.            Adjustment to Number of Warrant Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities to the holders of the Common Stock, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, in each case other than any such transaction covered by Section 4(b), the Warrant Share Number immediately prior to any such dividend, distribution or subdivision shall be proportionately increased so that the Holder shall be entitled to receive upon the exercise of this Warrant the number of shares of Common Stock or other securities of the Company that the Holder would have owned or would have been entitled to receive upon or by reason of such event, had this Warrant been exercised or converted immediately prior to the occurrence of such event. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Warrant Share Number immediately prior to such combination shall be proportionately decreased so that the Holder shall be entitled to receive upon the exercise of this Warrant the number of shares of Common Stock or other securities of the Company that the Holder would have owned or would have been entitled to receive upon or by reason of such event, had this Warrant been exercised or converted immediately prior to the occurrence of such event. Any Adjustment under this Section 4(a) shall become effective immediately after the open of business on the Ex-dividend Date for such dividend or immediately after the open of business on the effective date for such subdivision or combination.

b.            Adjustment Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person, (v) Deemed Liquidation Event or (vi) other similar transaction, in each case which entitles all or substantially all of the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, cash or other assets with respect to or in exchange for Common Stock, each Warrant shall, immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction, become exercisable for the kind and number of shares of stock, securities, cash or other assets resulting from such transaction to which the Holder would have been entitled as a holder of the applicable number of Warrant Shares then issuable hereunder as a result of such exercise if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant following the consummation of any such transaction, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such transaction, then the Holder shall have the right to make a similar election (including, without limitation, being subject to similar proration constraints) upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Holder will receive upon exercise of this Warrant. As applicable, the Company may deliver a replacement warrant reflecting the kind and number of shares of stock, securities, cash or other assets for which this Warrant is then exercisable.

c.            Other Events.  For so long as the Holder holds this Warrant or any portion thereof, if any event occurs as to which the provisions of this Section 4 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board, fairly and adequately protect the purchase rights of the Warrant in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board, to protect such purchase rights as aforesaid.

d.            Notice of Adjustment Event.  In the event that the Company shall propose to take any action of the type described in this Section 4 (but only if the action of the type described in this Section 4 would result in an adjustment in the number of Warrant Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Holder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place.  Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant.  In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action, except if it is impracticable to provide such fifteen (15) days’ prior notice, then the Company shall provide such notice as soon as it is reasonably able prior to the taking of such proposed action.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

e.            Adjustment Certificate. As promptly as reasonably practicable following any adjustment of the number of Warrant Shares pursuant to the provisions of this Section 4, the Company shall furnish to the Holder a certificate of an officer of the Company setting forth in reasonable detail such Adjustment and the facts upon which it is based and certifying the calculation thereof.

5.               Transfer of Warrant. This Warrant and rights hereunder are not transferable, in whole or in part, by the Holder, except with the prior written consent of the Company; provided, however, that the Holder may transfer this Warrant, in whole or in part, to any Affiliate of Holder who is or hereafter becomes a lender under the Credit Agreement. Holder shall provide prior written notice to the Company of any proposed transfer of this Warrant or any of the rights hereunder and, following such transfer, without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed assignment agreement in form and substance reasonably satisfactory to the Company, together with funds sufficient to pay any transfer taxes described in the proviso to Section 3(f)(iii) in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Company shall promptly execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall promptly issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

6.               Holder Not Deemed a Stockholder; Limitations on Liability. Except as expressly set forth herein, this Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company until the Holder has received Warrant Shares issuable upon exercise of this Warrant pursuant to the terms hereof, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends, distributions or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7.               Replacement on Loss; Division and Combination. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed.

8.               Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents to the Company by acceptance of this Warrant as follows:

a.     The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

b.     The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

c.     The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.

9.             Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated herein (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9).

10.           No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder. In accordance with, and not in limitation of, the foregoing, the Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

11.           Prohibited Actions. The Company agrees that it will not take any action which would entitle the Holder to an adjustment of the Exercise Price or the number of Warrant Shares this Warrant shall be exercisable for if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its Certificate of Incorporation.

12.           Entire Agreement. This Warrant constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

13.           Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

14.           No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

15.           Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

16.           Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

17.           Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

18.           Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

19.           Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

20.           Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

Signature page follows.

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

TELIGENT, INC.

By:
Name:
Title:

Contact information:

Teligent, Inc. 105 Lincoln Avenue Buena, New Jersey 08310 Attn: Timothy Sawyer Email: tsawyer@teligent.com

ACCEPTED AND AGREED:

[●]

By:
Name:
Title:

Contact information:

[●]

Attn:
Email:

[SIGNATURE PAGE TO WARRANT]

EXHIBIT A

NOTICE OF EXERCISE

Date: [•]

To Teligent, Inc.:

Pursuant to the provisions set forth in the Warrant (Warrant Certificate No.: 2020-[●]), dated as of July , 2020 (the “Warrant”), attached hereto, the undersigned hereby irrevocably elects to exercise such Warrant and hereby notifies you of such election to purchase [●] Warrant Shares and herewith makes payment of $[●] (the “Aggregate Exercise Price”) in accordance with Section 3(b) of the Warrant, representing the full payment of the Aggregate Exercise Price for such Warrant Shares. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Warrant.

Number of Warrant Shares (check the box that applies).

☐	This Notice of Exercise involves fewer than all of the Warrant Shares that are exercisable under the Warrant and the undersigned retain its right to exercise the Warrant for the balance of the Warrant Shares remaining in accordance with the terms and subject to the conditions of the Warrant. The undersigned hereby requests that the Company deliver to it a new Warrant evidencing its rights to purchase the unexpired and unexercised Warrant Shares.

☐	This Notice of Exercise involves all of the Warrant Shares that are exercisable under the Warrant, which Warrant is hereby enclosed herewith and surrendered to the Company hereby (or, in the case of its loss, theft or destruction, the undersigned undertakes to indemnify the Company from any loss as a result thereof).

Payment of Aggregate Exercise Price (check the box(es) that applies).

☐	Payment of the Aggregate Exercise Price will be made by delivery to the Company of a certified or official bank check payable to the order of the Company in the amount of $[●];

☐	Payment of the Aggregate Exercise Price will be made by wire transfer of immediately available funds to an account designated in writing by the Company; or

☐	Payment of the Aggregate Exercise Price will be made by instructing the Company to withhold [●] Warrant Shares issuable upon the exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price.

The undersigned agrees and acknowledges that the Company has the right pursuant to Section 3(b) of the Warrant to elect to settle the exercise of this Warrant in cash in lieu of Warrant Shares and nothing in this Notice of Exercise shall affect the Company’s right to make such election.

[●]

By:
Name:
Title: